Exhibit 10.20

DISTRIBUTION AGREEMENT

This Distribution Agreement is entered into as of February 27, 2012 (the "Effective Date") by and between Mission Product Holdings, Inc., located at 185 Madison Avenue, 12th Floor, New York, New York 10016 (the "Distributor") and FS Consumer Products Group, Inc., located at 6135 NW 167th Street, Suite E-21, Miami Lakes, FL 33015 (the 'Company").

Whereas, the Distributor is in the business of marketing, selling and distributing consumer products;

Whereas, the Company wishes that Distributor engage in the distribution of Company's line of products (each, a "Product") specifically set forth in Exhibit A ("Original Product List") to a set of agreed upon target customers per. Exhibit B (each, a "Customer", and in total the "Distributor Customer List"); and

Whereas, this Agreement along with Exhibits A, B, C and D and the Addendum, attached hereto and incorporated herein, constitute the entire Agreement;

Now, therefore, in consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

(1)         Recitals. The above recitals are true and correct and are hereby made a part of this Agreement

(2)         Services of Distributor. In addition to the obligations set forth herein and any attachment hereto, Distributor agrees: (a) to use its good faith efforts (in its reasonable discretion) during the entire Term (as defined herein) to have all relevant sales personnel sell the Products to the Customers using sales materials that have been pre-approved in writing by Company in each instance; (b) that it shall not knowingly make any inaccurate, misleading, disparaging, incomplete and/or unauthorized statements concerning Company or any of Company's products or services, including the Products; (c) to use commercially reasonable efforts to manage the Customer relationship, including, by facilitating payment by Customers for all Products sold by Distributor hereunder, by serving as an initial point of contact for any Customer service issues, and by obtaining additional sales from Customers, all pursuant to the terms hereof; and (d) maintain, and provide to Company on a timely basis after each month end close, during the Term, a report (“Monthly Report”) stating the following information regarding the month just ended: (i) all of Distributor's sales of Products; and (ii) any other information reasonably requested by Company in writing to be included in such Monthly Report. Distributor shall work in good faith with Company to create non-binding sales estimates and projections on a schedule to be mutually agreed. In order to effectuate the provision of services hereunder by Distributor, within ninety (90) days of the Effective Date, Distributor agrees that it shall designate (or newly hire) one full-time employee from sales and one full-time employee from operations who will be primarily dedicated to facilitating the distribution of Company Products hereunder. It is understood by the parties that, notwithstanding any provision herein to the contrary, sales and distribution of the Products shall be driven by customer interest and Distributor shall not be subject to claims or penalties if Distributor does not succeed in selling the Products. For the avoidance of doubt and notwithstanding any services and materials provided by Distributor hereunder, Company (and not Distributor) shall be and remain fully responsible for the accuracy, completeness, legality and propriety of the Products, the promotion, sale and resale of the Products and all information and materials concerning its Products, organization, and services, and nothing herein shall be interpreted to the contrary. Furthermore, Company nor Distributor will not take any action whatsoever that could result in the perception by any third party that Distributor's or Company's athlete endorsees are providing any explicit or implied endorsement or support for any of the products of the other, other than as explicitly agreed in writing with the Distributor or Company respectively.

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(3)         Payments. Company, at Company's expense, shall ship all Products ordered by Distributor FOB to the Distributor's destination identified in Distributor's purchase order for delivery to such destination on the date requested in such purchase order. Title and risk of loss of each shipment of Products shall pass to Distributor upon acceptance of such Products by Distributor. Company shall be paid for the Products for which Company receives purchase order from the Distributor (provided that (a) Company has shipped such Products to Distributor for sale and (b) such Products have been inspected by Distributor and shown to meet the specifications for such Products) as follows: (i) eighty percent (80%) of the cost of such Products shall be payable no later than fifty-five (55) days after the date such Products are accepted at Distributor's warehouse and (ii) twenty percent (20%) of the cost of such Products shall be payable no later than ninety (90) days after the date such Products are accepted at Distributor's warehouse. In the event that Distributor does not accept any shipment of Products, whether because such Products did not arrive at Distributor's warehouse on the date requested in Distributor's purchase order or because such shipment of Products did not meet the specifications for such Products, Distributor may reject the Products and, in the case that the Products did not meet the specifications for such Products, Company shall re-ship Products to Distributor within four (4) days after Distributor's notice of rejection of such Products.

Notwithstanding the foregoing, provided that Company has provided Distributor with prior written consent, if Distributor places Product for sale on a consignment basis, Company shall be paid only if and when the Product is sold by Customer and corresponding payment is received by Distributor (in which case payment shall be made by Distributor fifteen (15) days after Distributor's receipt of such payment).

Notwithstanding the foregoing or any other provision herein to the contrary, Distributor shall be entitled to a one-time credit of one-hundred fifty thousand ($150,000) towards fees owed for Products hereunder.

(4)         One-Time Fees. In addition to the other fees, costs and expenses payable by Company hereunder, Company agrees to pay Distributor the following fees on a one-time, non-refundable and non-contingent basis: (a) Two-hundred and fifty thousand ($250,000) for launch-related marketing services (to be provided within the first ninety (90) days of this Agreement), including consulting relating to packaging and merchandising design, specifications and initial sourcing (for clarity, Company shall be required to directly pay for any and all manufacturing and delivery costs associated with Products) and (b) Four-hundred thousand ($400,000) for services relating to the setup and initial distribution and sales of the Products in 2012. The fees specified in this Section 4 shall be due and payable upon the execution of this Agreement.

(5)         Term. The term of this Agreement ("Term") shall commence on the Effective Date and continue through the end of the 2015 calendar year, unless earlier terminated as set forth herein.

(6)         Packaging and Merchandising. The parties expect that the Products will be branded solely by the Company. However, the Products may be co-branded as mutually agreed in writing by the parties. In addition, the Company will develop for use by Distributor online and print materials, including, without limitation, collateral materials, posters, displays, point- of-sale advertising, packaging, and brochures utilizing its endorsers and other collateral available to the Company to promote the materials (collectively, the "Company Materials"). All compensation for and expenses and costs of such Company Materials, as well as all consumer marketing efforts, shall be borne by the Company, including but not limited to all third party rights fees such as talent endorsement fees and intellectual property license fees. Subject to limitations in their applicable agreements, the parties will work in good faith to create marketing and merchandising materials featuring their respective athlete endorsers, Distributor further agrees not to re-package or otherwise change or alter the Products, or any labeling, packaging, or instructions regarding the Products, unless with prior written consent of Company, and then only to the extent necessary to conform to applicable laws, rules or regulations governing the marketing, sale or use of the Products.

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(7)         Intellectual Property. Subject to the limitations set forth in the Addendum attached hereto, Company hereby grants to Distributor a non-exclusive right and license to any and all intellectual property of Company relating to the Products for the purposes described in this Distribution Agreement. The parties hereto mutually agree to further discuss the possibility and efforts to co-brand any of the Products. If Distributor is unable, after reasonable effort, to secure Company's signature on any such document, Company hereby irrevocably appoints Distributor as its agent and attorney in-fact to execute such documents. Company agrees that the Distributor will have the right to use and exploit such materials free from any claims for additional compensation. The Distributor is and will remain the sole and exclusive owner of all materials created or supplied by Company.

(8)         Pricing and Acceptance of Orders and Bonus. Unless otherwise agreed to in writing, Distributor will purchase Products from the Company at a cost of 70% off of Company's suggested retail price ("MSRP"). Company agrees and acknowledges that (a) it shall accept all proposed Product orders submitted by Distributor, and (b) except for the terms of purchase set forth in Distributor's purchase orders for Products, Distributor may not bind Company in any way without Company's prior written consent. Company hereby covenants and agrees that should it sell the Products direct to consumers at a price less than the MSRP, the price charged to Distributor shall be reduced so that Distributor continues to pay 70% less than the lowest price being changed by Company to consumers for the remainder of the Term. Furthermore, the Company will pay Distributor a one-time bonus of $50,000 at such time as Distributor has made two million dollars ($2,000,000) in purchases from the Company, incremental to the first 8150,000 of purchases (for which the Distributor is receiving a full credit from the Company per Section 3 above), and for every one million dollars ($1,000,000) in purchases made by Distributor from the Company thereafter, the Company will pay Distributor an ongoing additional bonus of twenty-five thousand dollars ($25,000). For the avoidance of doubt, all products shall be packaged, marked and otherwise prepared for shipment by Company and all shipping cost will be borne by Company.

(9)         Right to Terminate. Either party may terminate upon a change of control of the other by providing written notice within ninety (90) days of receipt of written notice of such change of control. Company acknowledges and agrees that Distributor will have the right to terminate this Agreement without penalty if (a) Company is unable to materially make Products available for shipment and to ship and deliver the Products in accordance with the timelines set forth on Exhibit A or (b) Distributor believes in its discretion that the continued distribution of the Products is (or would be) detrimental or damaging to the reputation of Distributor. Furthermore, Distributor may terminate this Agreement upon seven (7) days written notice any time after January 1, 2013. A party (the "Non-Defaulting Party”) may terminate this Agreement if the other party (the “Defaulting Party”) has committed a material breach of its obligations under this Agreement and such default is not cured within thirty (30) days of the Non-Defaulting Party providing the Defaulting Party with written notice of the breach. Either party may also terminate this Agreement with immediate effect upon written notice to the other party if one of the parties (i) makes an arrangement with its creditors generally; (ii) has a receiver appointed over, or execution levied upon, all or any part of its business or assets; or (iii) is adjudged bankrupt or insolvent. Further, Company may terminate this Agreement immediately upon notice to Distributor if Distributor is found guilty of fraud, dishonesty or other acts of misconduct in the distribution of the Products or the performance of this Agreement. Any termination of this Agreement shall not affect or in any way diminish any party's right under law or in equity in respect of a breach including, without limitation, the right to damages or injunctive relief.

(10)        Unwind. In the case of a termination of this Agreement and for a period of sixty (60) days after such termination date (the "Transition Period"), the following shall apply: (a) Distributor will work in good faith with Company to transition any Customer accounts which are active accounts at the time of such Transition Period, providing that it is expressly agreed that Distributor shall receive a ten percent (10%) commission on all sales to Customers for one year following the effective date of termination and (b) Company shall accept (and provide to Distributor a full credit or, at Distributor's choice. a full refund of the originally invoiced cost) for the return of all inventory previously paid for and then held by Distributor.

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(11)        Confidentiality. Distributor and Company mutually agree that each may receive Confidential information (as defined below) proprietary to the other party. "Confidential Information" shall mean all information proprietary to the party, whether or not reduced to writing or other tangible medium. Each party agrees to take all reasonable steps to protect the Confidential Information of the other and agrees, during the Term and for a period of three (3) years after the expiration or termination of this Distribution Agreement, not to: (a) use or copy, except as required by the normal and proper course of performing under this Agreement, the Confidential information, and (b) disclose or allow any third party access to the Confidential Information without the other party's express prior written consent in each instance, unless required by law, and further provided that the disclosing party communicates such legal obligation to the other party promptly so that the other party can contest or limit it. Notwithstanding anything to the contrary, subject to the provisions set forth in the Addendum attached hereto, Distributor may use Company Confidential Information to conduct the business of distribution and sale of Products to Customers under the terms of this Distribution Agreement.

(12)        Exclusivity. Distributor and Company acknowledge and agree that during the Term, (a) Company will not directly or indirectly sell the Products or products, substantially similar to the Products to any Customers set forth on Exhibit B (it being understood that Distributor may supplement Exhibit B from time-to-time upon written notice to Company), provided however, it is understood and agreed that Company may directly or indirectly manufacture, sell and distribute the Products or products substantially similar to the Products to any third parties not specifically defined as Customers on Exhibit 13; provided further that Company shall first contact Distributor with respect to any such sales opportunities and work in good faith with Distributor to have such opportunities addressed by Distributor under this Agreement; and (b) Distributor will not directly or indirectly manufacture, sell or distribute to any third parties products substantially similar or in competition to electrolyte, nutritional or energy drops that make sublingual claims, other than the Products.

(13)        Marketing Commitment Subject to mutually satisfactory and agreed upon parameters, during the Term and subject to Company proper performance hereunder, Distributor agrees that it will invest no less than Seventy-Five Thousand Dollars ($75,000) in the marketing, promotion and merchandising of the Products.

(14)        Refund. During the Term, Distributor shall have the right to return (for a full refund) any quantity of Products that it was unable to sell. Company shall, at its option, replace Products determined that are defective or Company shall credit Distributor for the cost of such Products; provided, however, that Distributor shall first return any alleged defective Products to Company for inspection by Company, and provided further that any damages or defects are not attributable to the negligence of Distributor or any third party.

(15)        Insurance. Company agrees to maintain insurance coverage of Commercial General liability for bodily injury and property damage with limits of not less than $5,000,000 combined single limit per occurrence and which will include a blanket contractual liability endorsement and products liability coverage. Company will name Distributor and its respective officers, agents, employees, subsidiaries and affiliates as additional insured, and Company will provide Distributor with thirty (30) days written notice of cancellation or change in terms.

(16)        Representations and Warranties. Subject to the provisions set forth in the Addendum attached hereto, each party represents and warrants that it shall be in compliance with all applicable laws. Company further represents and warrants to Distributor that: (a) it shall make best efforts to make Products available for shipment and to ship and deliver the Products in accordance with the timelines set forth on Exhibit A; (b) each of the Products delivered to the Distributor will meet the specifications for such Product set forth on Exhibit A and, upon receipt by Distributor, will be suitable for sale to Customers and use by Customers' customers; (c) any claims or testimonials about the Products are true and correct and subject to substantiation; (d) the Products, and all portions thereof, shall not violate the personal or proprietary rights of any third party, including, without limitation, trademarks, copyrights, patents, and rights of privacy or publicity; (e) it has not relied upon any projections or guarantees in entering into this Agreement, and (f) it shall perform hereunder in a competent and professional manner, with due care and in accordance with all of Distributor's instructions in connection therewith. Company further represents and warrants that all Products delivered hereunder will be merchantable, new, suitable for the uses intended, of the grade and quality specified, free from all defects in design, material and workmanship, will conform to all samples, drawings, descriptions and specifications furnished, will be free of liens and encumbrances and will comply with all applicable laws, rules and regulations. These warranties shall survive any delivery, inspection, acceptance, payment or resale of the Products and shall extend to Distributor and each of the Customers.

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(17)        Indemnification. Each party hereby indemnifies, defends and holds harmless the other party, its partners, clients, parents, agents, subsidiaries, affiliates, successors, assigns, officers, directors. agents, contractors, and employees, from and against any and all claims, liabilities, damages, fines, penalties or costs of whatsoever nature (including reasonable attorney's fees), to the extent arising out of third party claims or allegations made in connection with a breach or alleged breach of the terms of this Distribution Agreement by such party (the indemnifying party), and/or the indemnifying party's actual or alleged negligence or willful misconduct. For example, Company agrees to fully indemnify Distributor as to any warranty or product liability claims or allegations emanating from the sale of the Products by Distributor.

(18)        Limitation of Liability. SUBJECT TO EACH PARTY'S INDEMNITY OBLIGATIONS HEREUNDER, IN NO EVENT SHALL DISTRIBUTOR BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR LOSSES WHICH MAY BE SUFFERED WITH RESPECT TO THE SUBJECT MA i 1ER HEREOF.

(19)        Authorization. Both parties hereby represent and warrant that they have the right, power and authority to execute and deliver this Agreement and to perform the provisions hereof, and that said execution, delivery or performance shall not violate the terms of any bylaws, articles, contracts or other agreements to which they are a party. Upon request from Company, Distributor shall furnish Company with corporate resolutions authorizing Distributor to enter into this Agreement.

(20)        Notice. Any notice required or permitted to be given hereunder shall be sufficient if given in writing, and sent by registered or certified mail, postage prepaid, or by courier such as FedEx, addressed as follows:

If to Company:	FS Consumer Products Group, Inc.
6135 NW 167[g]' Street, Suite 6-21 Miami Lakes, FL 33015
Attn: Brian Tuffin, CEO
With copy to:	FS Consumer Products Group, Inc.
6135 NW 167th Street, Suite 6-21 Miami Lakes, FL 33015
Attn: General Counsel
If to Distributor:	Mission Product Holdings, Inc.
185 Madison Ave., 12th Floor New York, New York 10016
With copy to:	Attn. Richard Eisert
Davis & Gilbert
1740 Broadway
New York, New York 10019

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or to such other address as the Parties may specify, in writing, from time to time. Written notice given as provided in this paragraph shall be deemed received by the other party two (2) business days after the date the mail is stamped registered or certified and deposited in the mail, or deposited with courier.

(21)        Force Majeure. Neither Company nor Distributor shall be in default by reason of any failure in its performance under this Agreement if such failure results from, whether directly or indirectly, fire, explosion, strike, freight embargo, Act of God or of the public enemy, war, civil disturbance, act of any government, de jure or de facto, or agency or official thereof, material or labor shortage, transportation contingencies, unusually severe weather, default of any other manufacturer or a supplier or subcontractor, quarantine, restriction, epidemic, or catastrophe, lack of timely instructions or essential information from Distributor, or otherwise arisen out of causes beyond the control of the Company. In the event of delay caused by any of the foregoing, the time for performance by Company shall be extended for such time as may be reasonably necessary to enable Company to perform hereunder. Nor shall the Company at any time be liable for any incidental, special or consequential damages.

(22)        Severability. Each provision contained in this Agreement shall for all purposes be construed to be separate and independent. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid and unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions of this Agreement, and the remainder of this Agreement, and the application of such provision to persons or circumstances, other than those as to which it is invalid or unenforceable, shall not be affected thereby, it being hereby agreed that such provisions are severable and that this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Each provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

(23)        Further Assurances. Each Party shall, at its own expense, take any further action and execute and deliver, whether upon or after execution hereof, any and all documents or instruments as may be necessary or appropriate to implement or give effect to the provisions set forth herein.

(24)        Cumulative Remedies. Notwithstanding any other remedy provided for in this Agreement, nothing herein shall be construed as prohibiting either Party from pursuing any other remedies available to said party for any breach or threatened breach by the other Party of any provision of this Agreement, including but not limited to, the right to recover damages from the breaching patty, and no right or remedy conferred in this Agreement upon or reserved to a party is exclusive of any other right or remedy in this Agreement, or provided or permitted at law or in equity, but each shall be cumulative of every other right or remedy.

(25)        Miscellaneous. Distributor is an independent contractor, all rights and powers not expressly granted to the Distributor are expressly reserved to the Company. The Distributor shall have no right, power or authority in any way to bind the Company to the fulfillment of any condition not herein contained, or to any contract or obligation, expressed or implied. Governing law: New York. This Agreement shall be binding upon and inure to the benefit of Distributor and Company and their respective successors and assigns, heirs, and personal representatives. Notwithstanding the foregoing, no part of this Agreement or the obligations hereunder may be assigned or transferred by either party, by operation of law or otherwise, without the prior written consent of the other party, which consent may be given or withheld by the other than in connection with a sale of all, or substantially all, of such party's assets to another party. Neither party may issue any statement or press release concerning the existence or terms hereof without the other party's prior written approval, which approval may be withheld in such party's sole and absolute discretion. In the event there is a conflict between the terms and conditions of the Agreement or any attachments, exhibits or addenda thereto and this Addendum, the Agreement shall control. Those obligations which by their nature survive termination shall so survive, including without limitation any indemnification obligations. Any provisions, terms or conditions of Distributor's purchase orders which are, in any way contradicting of this Agreement, except those additional provisions specifying quantity and shipping instructions, shall not be binding upon Company and shall have no applicability to the sale of goods by Company to Distributor, unless those terms are agreed upon in writing by Company. No waiver by either Party of the breach of any covenant, condition or term shall be construed as a waiver of any preceding or succeeding breach nor shall the acceptance of any fee or other payment during any period in which either Party is in default be deemed to be a waiver of such default. All waivers must be in writing and signed by the waiving Party.

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(26)        Addendum. This Agreement constitutes the entire agreement with respect hereto, together with its Exhibits A, B and C and Addendum as incorporated into this Agreement. The patties agree to the provisions of the Addendum to the Agreement, which is attached and hereby incorporated for all purposes.

(27)        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the Effective Date.

COMPANY:		DISTRIBUTOR:

FS CONSUMER PRODUCTS GROUP, INC.		MISSION PRODUCT HOLDINGS, INC.

By:	/s/ Brian Tuffin	By:	/s/ Josh Shaw
Name: Brian Tuffin		Name: Josh Shaw
Title: Chief Executive Officer		Title: President

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